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                                   AGREEMENT

        This Agreement is entered into as of the 17th day of June, 1999, by and between James E. McGarry ("Executive") and Coventry Health Care, Inc., a Delaware corporation with its principal place of business at 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817 ("Employer").

        WHEREAS, Executive and Employer have entered into an employment relationship and desire to enter into a written agreement in which Executive agrees to confidentiality, non-competition, non-solicitation and other provisions during the term of his employment and during a severance period thereafter in exchange for severance compensation in the event Executive is terminated without cause by Employer.

        NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. RESTRICTIVE COVENANTS.

        (a) Confidential Information. Executive agrees not to disclose, either during the time he is employed by the Employer or following termination of his employment hereunder for any reason, to any person (other than a person to whom disclosure is necessary in connection with the performance of his duties as an employee of Employer) any material confidential information concerning the Employer or any of its affiliates, including, but not limited to, strategic plans, customer lists, contract terms, financial costs, pricing terms, sales data or business opportunities whether for existing, new or developing businesses.

        (b) Non-Competition. During the term of employment and for a period of twelve months following termination of employment for any reason (the "Severance Period"), Executive will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by Employer or any of its affiliates in any state in which Employer or any of its affiliates is conducting business on the date of Executive's termination of employment, provided that ownership of 5% or less of the voting stock of any public corporation shall not constitute a violation hereof.

        (c) Non-Solicitation. During the term of Executive's employment and during the Severance Period, Executive will not (i) directly or indirectly solicit from any entity, organization or person that is doing business with Employer or any of its affiliates, or from which the Employer or any of its affiliates was soliciting business at the time of the termination of employment or of which Executive knew or had reason to know that Employer or any of its affiliates was going to solicit business at the time of Executive's termination, or (ii) employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any employee of Employer or any of its affiliates.

        (d) Consultation. Executive shall, at Employer's written request during the Severance Period, cooperate with Employer in concluding any matters in which Executive was involved during the term of his employment and will make himself available for consultation with Employer at reasonable times on matters of importance to Employer.

        2. TERMINATION OF EMPLOYMENT. Employer may terminate Executive, with or without cause, at any time during the term of his employment. If Executive's employment is terminated by Employer for any reason other than Good Cause (as defined in Section 8 below):

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        (a)     Employer shall during the Severance Period, continue to pay
Executive an amount equal to (i) Executive's base salary at the time of termination of employment; and (ii) that portion of Executive's Bonus based on achievement of budget and other operational performance factors, if the criteria is met. Such amount will be paid during the Severance Period in monthly or other installments, similar to those being received by Executive at the date of termination of employment, and will commence as soon as practicable following the date of termination.

        (b) During the Severance Period Executive and his spouse and family will continue to be covered by all Welfare Plans (as defined in Section 8 below), maintained by Employer in which he or his spouse or family were participating immediately prior to the date of his termination as if he continued to be an employee of Employer; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Employer will provide substantially identical benefits to the extent possible. If, however, Executive obtains employment with another employer during the Severance Period, such coverage shall be provided until the earlier of: (i) the end of the Severance Period or (ii) the date on which the Executive and his spouse and family can be covered under the plans of a new employer without being excluded from full coverage because of any actual pre-existing condition. Executive's eligibility for, and the Employer match to, the 401(k) Plan (the "401(k) Plan"), the Supplemental Executive Retirement Plan (the "SERP") and/or any other retirement savings program in which the Employee participates shall end at the date of termination of employment. Employee's balances in the SERP shall be distributed to him as soon as practicable, less tax withholdings, according to the terms of the SERP.

        (c) Executive shall not be entitled to payments during the Severance Period attributable to compensation for vacation periods he would have earned had his employment continued during the Severance Period or to unused vacation periods accrued as of the date of termination of employment.

        (d) During the Severance Period Executive shall not be entitled to reimbursement for fringe benefits such as car allowance, dues and expenses related to any club memberships, and expenses for professional services.

Compensation under Section 2(a) and (b) is contingent upon Executive's compliance with Section 1.

        3. TERMINATION BY EXECUTIVE. Executive may terminate his employment with Employer at any time upon sixty (60) days prior written notice. Upon such termination by Executive, the Employer shall pay the Executive only his base salary due through the date on which his employment is terminated at the rate in effect at the time of notice of termination. The Employer shall then have no further obligation to Executive under this Agreement, except for the payout of benefits already accrued under any Employee benefit plans or other employee benefits.

        4.      SETOFF.

        (a) With respect to Section 2, payments or benefits payable to or with respect to Executive or his spouse pursuant to this Agreement shall be reduced by the amount of any claim of Employer against Executive or his spouse or any debt or obligation of Executive or his spouse owing to Employer.

        (b) With respect to Section 2, payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive may earn or receive from employment with another employer or other professional services rendered. Employee shall notify


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Employer immediately in writing of the date upon which such services or other work commenced and shall provide Employer with such documentation as Employer shall require to determine the amount of any such setoff. Employee's failure to provide such written notice and documentation as required herein shall immediately release Employer from its obligations under this Agreement and Employer shall have the right to recover all amounts payable hereunder.

        5.      DEATH. If Executive dies during the Severance Period:

        (a) All amounts payable hereunder to Executive shall, during the remainder of the Severance Period, be paid to his surviving spouse. On the death of the survivor of Executive and his spouse, no further benefits will be paid under the Agreement.

        (b) The spouse and family of Executive shall, during the remainder of the Severance Period, be covered under all Welfare Plans made available by Employer to Executive or his spouse immediately prior to the date of his death to the extent possible.

Any benefits payable under this Section 5 are in addition to any other benefit due to Executive or his spouse or beneficiaries from Employer.

        6. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

        7. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

        8.      DEFINITIONS. For purposes of this Agreement:

        (a)     "Good Cause" shall be deemed to exist if, and only if:

        (i) Executive engages in material acts or omissions constituting dishonesty, breach of fiduciary obligation or intentional wrongdoing, malfeasance or non-compliance with written directives approved by the Board of Directors which are demonstrably injurious to Employer;

        (ii) Executive is convicted of a violation involving fraud or dishonesty; or

        (iii) Executive fails to satisfy the conditions and requirements of his employment with Employer, and such failure by its nature is incapable of being cured, or such failure remains uncured for more than 30 days following receipt by Executive of written notice from Employer specifying the nature of the failure and demanding the cure thereof. For purposes of this paragraph
                (iii), inattention by Executive to his duties shall be deemed a failure of cure.

Without limiting the generality of the foregoing, if Executive acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of Employer and had no reasonable

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cause to believe his conduct was unlawful in connection with any action taken by Executive in connection with his duties, it shall not constitute Good Cause.

        (b) "Welfare Plans" shall mean any health and dental plan, disability plan, survivor income plan and life insurance plan or arrangement currently or hereafter made available by Employer in which Executive is eligible to participate.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.


                                /s/ JAMES E. MCGARRY
                                ----------------------------------------
                                James E. McGarry


                                COVENTRY HEALTH CARE, INC.


                             By:/s/ THOMAS P. MCDONOUGH
                                ----------------------------------------
                                Thomas P. McDonough
                                Executive Vice President and
                                Chief Operating Officer


McGarry





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